                                                                    Exhibit 10.2


                                ESCROW AGREEMENT



      This ESCROW AGREEMENT is made as of this 15th day of October, 2002 (this "Agreement") by and among Golfsmith International Holdings, Inc., a Delaware corporation ("Parent"), and Carl Paul and Frank Paul, in their capacity as the stockholder representatives (and each successor representative designated pursuant to the Merger Agreement, the "Stockholder Representatives") of the equity and other rights holders of Golfsmith International, Inc., a Delaware corporation (the "Company"), identified on Schedule I hereto (the "Stockholders"), and JPMorgan Chase Bank, a New York State bank with an office in Houston, Texas , as escrow agent (the "Escrow Agent"). Parent, the Stockholder Representatives and the Escrow Agent are each referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below). Escrow Agent has not received a copy and is not responsible for the Merger Agreement.

                             W I T N E S S E T H:

      WHEREAS, Parent, BGA Acquisition Corporation, a Delaware corporation ("Sub") and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 23, 2002, pursuant to which Sub has agreed to merge with and into the Company in accordance with the General Corporation Law of the State of Delaware;

      WHEREAS, pursuant to and subject to the limitations set forth in Article 10 of the Merger Agreement, the Stockholders have agreed to indemnify Parent for certain liabilities;

      WHEREAS, pursuant to Section 2.12(f) of the Merger Agreement, the Stockholders may be obligated to Parent with respect to certain post-closing payments relating to Closing Working Capital adjustments upon determination of the Final Working Capital Statement;

      WHEREAS, the Merger Agreement provides for Parent to withhold from the Merger Consideration and deliver to the Escrow Agent $6,250,000 in the aggregate (the "Escrow Fund" and, together with any income, interest or other amounts received thereon in accordance with the terms of this Agreement, the "Escrow Amount") (each Stockholder's portion of the Escrow Fund is identified on
Schedule I hereto); and

      WHEREAS, Parent, the Stockholder Representatives and the Stockholders desire that the Escrow Agent act as escrow agent in accordance with the terms hereof, and the Escrow Agent is willing to act in such capacity.

      NOW THEREFORE, in consideration of the premises and covenants and agreements stated herein the Parties intending to be legally bound, hereby agree as follows:

      1. Escrow Agent Appointment. Parent and the Stockholder Representatives hereby appoint and designate the Escrow Agent as escrow agent to receive the Escrow Fund and to hold and distribute the Escrow Amount in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest and disburse the Escrow Amount in accordance with the terms of this Agreement. Upon receipt of the Escrow Funds, the Escrow Agent will acknowledge in writing to the Parties.

      2. Establishment of Escrow. Concurrently with the execution of this Agreement, the Escrow Fund will be delivered by Parent or its designees to the Escrow Agent by wire transfer of immediately available funds. The Escrow Agent hereby agrees, upon receipt of the Escrow Fund, to act as escrow agent and to hold, safeguard and disburse the Escrow Amount pursuant to the terms and conditions hereof. The Escrow Amount will be held for the benefit of the Stockholders.

      3. Stockholder Representatives. Escrow Agent shall be able to rely conclusively, without inquiry or liability, on the instructions, agreements and decisions of the Stockholder Representatives, acting individually or jointly, with respect to all actions or matters permitted to be taken by the Stockholder Representatives hereunder, and no party shall have any cause of action against Escrow Agent for any action taken by Escrow Agent in reliance upon the agreements, instructions or decisions of the Stockholder Representatives acting individually or jointly. All actions, agreements, decisions and instructions of the Stockholder Representatives shall be conclusive and binding upon each Stockholder.

      4. Investment of Funds; Tax Treatment. Investment. The Escrow Agent shall invest the Escrow Amount in the JPMorgan Prime Money Market Fund #830, unless otherwise instructed in writing from time to time by a joint written instruction of Parent and the Stockholder Representatives. Any net investment income realized on the Escrow Amount shall be distributed to an account designated by the Stockholder Representatives, on behalf of the Stockholders, on a quarterly basis beginning December 31, 2002. All investment income not previously distributed to the Stockholder Representatives shall be distributed to the Stockholder Representatives, on behalf of the Stockholders, upon the termination of this Agreement pursuant to Section 6 hereof. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Parent and Stockholder Representative direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. Parent and Stockholders shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W 8 or Form W 9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrow Amount and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Amount. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. For tax purposes, the Escrow Amount shall be deemed to be the property of the Stockholders and all investment income earned thereon shall be the income of the Stockholders. The Stockholders and Parent shall file tax returns and the Escrow Agent shall file Form 1099s consistent with such treatment. The Escrow Agent shall deliver to Parent and the Stockholder Representatives promptly following the conclusion of each fiscal quarter (i.e. March 31, June 30, September 30 and December 31), and in any event no later than the tenth calendar day thereafter, a written statement of account with respect to the investment of the Escrow Amount.

      5. Disbursements of Escrow Fund.

            (a) Purpose. The Escrow Fund shall be held as a reserve against indemnification claims against the Stockholders pursuant to Section 10.2 of the Merger Agreement and to secure the post-Closing payment obligations of the Stockholders pursuant to Section 2.12(f) of the Merger Agreement.

            (b) Indemnity Claims. The Escrow Fund shall secure the Stockholders' obligations with respect to a claim by Parent or the Surviving Corporation for indemnification (an "Indemnity Claim") pursuant to Section 10.2 of the Merger Agreement. The Escrow Agent shall disburse to Parent an amount equal to Parent's or the Surviving Corporation's Indemnity Claim promptly following receipt of (i) the written consent or agreement of Parent and the Stockholder Representatives to the payment of such Indemnity Claim, specifying the amount thereof, or (ii) a final decision, order, judgment or decree of an arbitrator or court having jurisdiction which is not subject to appeal and as to which notice of appeal has not been timely filed or served (a "Final Decision") with respect to such Indemnity Claim, specifying the amount recoverable with respect thereto. All disbursements to Parent shall be made by the Escrow Agent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Escrow Agent.

            (c) Cash Enterprise Value Adjustments. Within five (5) Business Days of the date on which the Final Working Capital Schedule is determined in accordance with the terms of Section 2.12 of the Merger Agreement, Parent and the Stockholder Representatives shall jointly execute written instructions to the Escrow Agent to transfer immediately to Parent from the Escrow Fund the amount, if any (but in no event greater than $1,250,000), owed to Parent in accordance with the terms of Section 2.12(f) of the Merger Agreement. All disbursements to Parent shall be made by the Escrow Agent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Escrow Agent.

            (d) Final Disbursement. On April 15, 2004, the Escrow Agent shall disburse to the Stockholder Representatives, by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholder Representatives to the Escrow Agent, the remaining balance of the Escrow Fund, less the aggregate dollar amount of any unresolved Indemnity Claims of which the Escrow Agent has received written notice from Parent. Any amounts not disbursed on April 15, 2004 shall be disbursed by the Escrow Agent as soon as possible after any unresolved Indemnification Claims are finally resolved in accordance with this Section 5.

      6. Termination of Escrow. The escrow provided for hereunder shall terminate upon the earlier to occur of the following:

            (a) Upon the mutual written consent of Parent and the Stockholder Representatives (written notice of which shall be given to the Escrow Agent); or

            (b) Upon the disbursement of all of the Escrow Amount pursuant to Section 5 of this Agreement.

      7. Duties of the Escrow Agent. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it under this Agreement in accordance with Section 12 hereof. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or Parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Amount, any account in which the Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Escrow Agent shall have no obligations or responsibilities in connection with the Merger Agreement, or any other agreement between the Parties, other than this Agreement.

      8. Indemnification. From and at all times after the date of this Agreement, Parent and the Stockholder Representatives, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, fines, judgments and expenses of any kind or nature whatsoever (including without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Parent and the Stockholder Representatives in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Parent and the Stockholder Representatives and Parent and the Stockholder Representatives shall be responsible for the fees and expenses of such counsel referred to in the foregoing sentence. All such fees and expenses payable by Parent or the Stockholder Representatives pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Parent and the Stockholder Representatives jointly and severally, upon demand by such Indemnified Party. The obligations of Parent and the Stockholder Representatives under this Section 8 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

      The Parties agree that neither the payment by Parent or the Stockholder Representatives of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Amount in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify or affect, as between Parent and the Stockholder Representatives, the respective rights and obligations of the Stockholder Representatives and Parent under this Agreement. Parent and the Stockholder Representatives agree among themselves that any obligation for indemnification under this Section 8 shall be borne by the Stockholder Representatives and Parent in proportion to the Stockholders Representatives' and Parent's respective responsibility, if any, of such loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if both Parent and the Stockholder Representatives agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if no such Party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 8 shall be borne equally between Parent, on the one hand, and the Stockholder Representatives, on the other.

      9. Disputes. If, at any time, there shall exist any dispute between Parent or the Stockholder Representatives with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Amount or the Escrow Agent's proper actions with respect to its obligations hereunder, or if Parent and the Stockholder Representatives have not, within thirty (30) calendar days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 10 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

            (a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Parent and the Stockholder Representatives;

            (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Delaware, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed escrow amounts held by it pursuant to this Agreement for holding and disposition in accordance with the instructions of such court.

            The Escrow Agent shall have no liability to Parent or the Stockholder Representatives or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Amount or any delay in or with respect to any other action required or requested of the Escrow Agent.

      10. Resignation or Removal of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) Business Days' prior written notice to Parent and the Stockholder Representatives or may be removed, with or without cause, by Parent and the Stockholder Representatives, acting jointly, at any time by the giving of thirty
(30) Business Days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Parent and the Stockholder Representatives, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $500,000,000, unless otherwise agreed by Parent and the Stockholder Representatives as evidenced by written instructions executed by Parent and the Stockholder Representatives. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Agreement.

      11. Fees. Parent shall compensate the Escrow Agent for its services hereunder in accordance with Schedule II attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like (collectively, the "Fees"). All of the compensation and reimbursement obligations set forth in this Section 11 shall be paid upon demand by the Escrow Agent. The obligations of Parent under this Section 11 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. In the event Parent for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set-off and paid from the Escrow Fund by Escrow Agent without any further notice.

      12. Notices. All notices, communications and deliveries under this Agreement will be made in writing and shall be deemed given or made (i) on the date delivered if delivered by facsimile or in person, (ii) on the third Business Day after it is mailed by registered or certified mail (return receipt required with postage and other fees prepaid), or (iii) on the day it is delivered if it is sent by a national overnight carrier service as follows (or to such other address as a Party may designate by notice to the other Parties):

      To the Escrow Agent:
                              JPMorgan Chase Bank
                              600 Travis, Suite 1150
                              Houston, Texas  77002
                              Attn: Ruth Chipongian
                              Telephone: 713-216-6337
                              Fax:  713-216-6927

      To the Parent:          c/o First Atlantic Capital, Ltd.
                              135 E. 57th Street; 29th Floor
                              New York, New York 10022
                              Attn: Noel Wilens
                              Fax: (212) 750-0954

      with a copy to:         King & Spalding
                              1185 Avenue of the Americas
                              New York, New York 10036
                              Attn: Michael J. O'Brien
                              Fax: (212) 556-2222


      To the Stockholder
      Representatives:        Carl F. Paul
                              9106 Yucca Mountain Dr.
                              Austin, Texas 78759

      and:                    Franklin C. Paul
                              5207 Rambling Ranch
                              Austin, Texas 78727

      with a copy to:         Vinson & Elkins L.L.P.
                              3700 Trammell Crow Center
                              2001 Ross Avenue
                              Dallas, Texas 75201
                              Attn: Jeffrey A. Chapman, Esq.
                              Tel:  (214) 220-7797
                              Fax:  (214) 999-7797

      13. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

      14. Assignment; Successors in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise, without the prior written consent of the other Parties to this Agreement; provided, Parent may transfer its rights under this Agreement to a third party after the date hereof if such third party purchases substantially all of the business of the Surviving Corporation; provided, further, that Parent may be permitted to transfer its rights under this Agreement to an affiliate of Parent; and, provided, further, Parent may transfer or collaterally assign its rights under this Agreement to its lenders. Any assignment in violation of the foregoing shall be null and void.

      15. Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

      16. Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

      17. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

      18. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

      19. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

      20. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      21. Integration. This Agreement shall supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement.

      22. Funds Transfer. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule III hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, ("Executive Officers"), which shall include the titles of President and Chief Financial Officer, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

      It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.


                                    * * * * *

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.


                              JPMORGAN CHASE BANK


                                 By: /s/ GREG CAMPBELL
                                     -------------------------------------------
                                     Name:  Greg Campbell
                                            ------------------------------------
                                     Title: Vice President and Trust Officer
                                            ------------------------------------


                              GOLFSMITH INTERNATIONAL HOLDINGS, INC.


                                 By:          /s/ NOEL E. WILENS
                                     -------------------------------------------
                                     Name:  Noel E. Wilens
                                            ------------------------------------
                                     Title: Vice President
                                            ------------------------------------


                              STOCKHOLDER REPRESENTATIVE


                                       /s/ CARL PAUL
                              --------------------------------------------------
                              Carl Paul


                              STOCKHOLDER REPRESENTATIVE


                                       /s/ FRANK PAUL
                              --------------------------------------------------
                              Frank Paul

                                   SCHEDULE I


STOCKHOLDER                              PORTION OF ESCROW FUND   TAX ID NO.
-----------                              ----------------------   ----------

Carl F. Paul                                      32.38%          ###-##-####
Barbara M. Paul                                   27.59%          ###-##-####
Franklin C. Paul                                  30.32%          ###-##-####
Mary Elizabeth Rinke                              1.24%           ###-##-####
Kelly C. Redding                                  0.68%           ###-##-####
Kelly C. Paul Redding                             0.18%           ###-##-####
Franklin Buehring Paul                            0.01%           ###-##-####
Dorthy Paul as custodian for
  Franklin Glenn Paul                             0.01%           ###-##-####
Marnie S. Paul Trust                              2.95%           74-6374864
Franklin Glenn Paul Trust                         2.14%           74-6373752
Franklin Buehring Paul Trust                      2.14%           74-6373707
Kelly C. Paul Trust                               0.37%           74-6374517


                             TOTAL:      $6,250,000.00

                                   SCHEDULE II

                                [JP MORGAN LOGO]

                                SCHEDULE OF FEES
                                       FOR
                              ESCROW AGENT SERVICES



NOTE: WE REQUIRE UNDER THE FOLLOWING FEE SCHEDULE THAT THE DEPOSIT PROCEEDS WILL
      BE CONTINUALLY INVESTED IN JPMORGAN PRIME #830 MONEY MARKET FUND.


      NEW ACCOUNT ACCEPTANCE FEE . . . . . . . . . . . . . . . . . . .      $750
             Payable upon Account Opening

      MINIMUM ADMINISTRATIVE FEE . . . . . . . . . . . . . . . . . . .    $3,500
             Payable Upon Account Opening and in Advance
             for each year in which we act as Escrow Agent

ACTIVITY FEES:

DISBURSEMENTS

 Per Check                       $   35
 Per Wire        U.S.            $   35
                 International   $  100

RECEIPTS

Per Check                        $   10
Per Wire                         $   10

PREPARATION OF 1099

 Per 1099                        $   15

INVESTMENTS
Per directed buy/sell)           $   50

LEGAL EXPENSES:                  AT COST

There will be no legal expense for Chase if Chase's standard form escrow agreement is employed without substantive amendments.

A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of fifteen (15) annual administrative hours for the Bank's standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

EXTRAORDINARY SERVICES AND OUT-OF POCKET EXPENSES:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of fifteen (15) hours and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.

MODIFICATION OF FEES:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.

ASSUMPTIONS:

- The escrow deposit shall be continuously invested in JPMorgan Prime #830 Money Market Fund. The Minimum Administrative Fee would include A SUPPLEMENTAL CHARGE OF 50 BASIS POINTS on the escrow deposit amount if another investment option is chosen.

- The account will be invoiced in the month in which the account is opened and annually thereafter.

- Payment of the invoice is due 30 days following receipt.


All fees quoted are subject to our review and acceptance, and that of our legal counsel, of the documents governing the escrow. As a condition for acceptance of an appointment, it is expected that all legal fees and out-of-pocket expenses incurred by JPMorgan Chase Bank and our counsel in connection with our review of the transaction will be paid by the client regardless of whether or not the transaction closes.

                                    SCHEDULE III


               TELEPHONE NUMBER(S) FOR CALL-BACKS AND PERSON(S)
              DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS


If to Parent:



Name                                             Telephone Number

1.  ___________________________              _______________________________

2.  ___________________________              _______________________________



If to Stockholder Representatives:

Name                                             Telephone Number

1.  ___________________________              _______________________________

2.  ___________________________              _______________________________


Telephone call-backs shall be made to either Party A or Party B if joint instructions are required pursuant to the Escrow Agreement.